Exhibit 10.43

PURCHASE AGREEMENT

by and between

2775 NORTHWOODS, LLC,

a Georgia limited liability company,

as Seller,

and

DC-2775 NORTHWOODS PARKWAY, LLC,

a Delaware limited liability company

as Purchaser

Premises:	Peak 10 Building
2775 Northwoods Parkway
Norcross, GA 78745
Date:	January 13, 2012

PURCHASE AGREEMENT

THIS PURCHASE AGREEMENT (this “Contract”) is made and entered into as of the Effective Date (as hereinafter defined) by and between 2775 NORTHWOODS, LLC, a Georgia limited liability company (“Seller”), whose principal place of business is located at 621 North Avenue NE #C-110, Atlanta, GA 30308, and DC-2775 NORTHWOODS PARKWAY, LLC, a Delaware limited liability company (“Purchaser”), whose principal place of business is located at 4211 West Boy Scout Boulevard, Suite 500, Tampa, Florida 33607. The “Effective Date” shall be the date the Title Company (as hereinafter defined) receives an original counterpart of this Contract signed by both Seller and Purchaser, as evidenced by the Title Company’s signature hereto.

ARTICLE I

PROPERTY

Section 1.01 Property. Seller hereby agrees to sell and convey to Purchaser, and Purchaser hereby agrees to purchase from Seller, upon the terms and conditions set forth herein, the following properties and assets:

(a) That certain tract of real property located in Norcross, Georgia more particularly described in Exhibit A attached hereto and made a part hereof for all purposes, together with all of Seller’s right, title and interest in and to (i) all and singular the rights and appurtenances pertaining to such real property, including any easements, and all right, title and interest of Seller in and to adjacent streets, alleys and rights-of-way, and (ii) any and all water, water rights or similar rights or privileges (including tap rights) appurtenant to or used in connection with the ownership or operation of such real property (all of the foregoing being hereinafter collectively referred to as the “Real Property”).

(b) All improvements, structures and fixtures now constructed and completed with respect to and situated on the Real Property, including without limitation that certain 32,740 rentable square foot single story data center facility and all equipment and amenities, together with all of Seller’s right, title and interest in all parking areas, loading dock facilities, landscaping and other improvements, structures and fixtures (all of the foregoing being hereinafter collectively referred to as the “Improvements”).

(c) All of Seller’s interest in all leases covering all or any portion of the Real Property and/or the Improvements (collectively, the “Leases”), all security deposits, prepaid rents and similar items attributable to periods after Closing, any receivables attributable to periods after Closing for common area maintenance, taxes, insurance and/or other items, if any, due and payable under any lease for all or any portion of the Real Property and/or the Improvements, and all of Seller’s right, title and interest in all parking agreements, and all contract rights approved by Purchaser and all other intangible rights which are appurtenant to the Real Property and/or the Improvements, including (to the extent assignable) all roof, HVAC and other warranties issued with respect to the Improvements and the right to use of the trade name associated with the Improvements and any and all derivations of such name and permits relating to the Real Property and Improvements (all of the foregoing being hereinafter collectively referred to as the “Intangible Property”).

(d) All of Seller’s right, title and interest in all equipment, furniture, furnishings, machinery, heating, plumbing, ventilation and air conditioning systems and equipment, carpet, tile, floor coverings, security devices, sprinkler systems, supplies, telephone exchange numbers, tenant lease files, leasing records, tenant credit reports, telephone systems, audio systems, keys, surveys, plans and specifications (whether in cad, electronic or other format), maintenance equipment and supplies and all other tangible personal property situated on the Real Property and used in connection therewith or with the Improvements along with Seller’s interest as lessee in any rented or leased personal property, to the extent approved by Purchaser (all of the foregoing being hereinafter collectively referred to as the “Personal Property”).

All of the foregoing items purchased under this Contract are collectively referred to as the “Property”.

ARTICLE II

PURCHASE PRICE

Section 2.01 Purchase Price. The purchase price (the “Purchase Price”) is an amount equal to FIVE MILLION THREE HUNDRED THOUSAND AND NO/100 DOLLARS ($5,300,000.00). The Purchase Price will be paid by Purchaser to Seller at the Closing (as hereinafter defined) in immediately available wire transfer funds received in Seller’s designated bank account before 2:00 p.m., Eastern Standard Time on the Closing Date. During the Review Period, as defined below, Seller and Purchaser shall use reasonable good faith efforts to agree upon any necessary allocation of the Purchase Price between the Real Property, Improvements and any Personal Property.

Section 2.02 Earnest Money. Purchaser will, within three (3) business days after the Effective Date, deposit the amount of ONE HUNDRED THOUSAND AND NO/100 DOLLARS ($100,000.00) as the initial earnest money hereunder (the “Initial Deposit”), with Majesty Title Services, LLC, as agent for Chicago Title Insurance Company, 4170 Ashford Dunwoody Road, Suite 460, Atlanta, Georgia 30319, Attn: Susan Vander Meer (the “Title Company”). In the event that Purchaser is not ready to close the transaction thirty (30) days after the end of the Review Period, then Purchaser may extend the Closing by depositing an additional sum in the amount of TWENTY-FIVE THOUSAND AND NO/100 DOLLARS ($25,000.00) with the Title Company (the “Extension Deposit”). As used herein, the term “Earnest Money Deposit” means the Initial Deposit and, if made, the Extension Deposit, together with all interest accrued from time to time thereon. The Earnest Money Deposit may, at the option of Purchaser, be in the form of cash, certified check, cashier’s check or other immediately available funds. The Title Company must hold the Earnest Money Deposit in an interest-bearing account at a federally insured banking institution acceptable to Purchaser, with all interest being paid to Purchaser or Seller, as the case may be, in accordance with the terms of this Contract. At the Closing, the Earnest Money Deposit will be applied toward the cash portion of the Purchase Price, but otherwise the Earnest Money Deposit will be held by the Title Company, returned to Purchaser, or delivered to Seller, as directed by Purchaser and Seller to the Title Company

ARTICLE III

REVIEW ITEMS

Section 3.01 Survey. Seller shall, within two (2) days following the Effective Date, deliver to Purchaser a copy of Seller’s most recent survey of the Property, if any. Purchaser, at Purchaser’s sole cost and expense, shall have the right to obtain a new or recertified survey of the Property (the “Survey”) prepared by a surveyor licensed in the State in which the Property is located and approved by Purchaser. Subject to approval of the Survey by Purchaser and the Title Company, the metes and bounds description of the Real Property contained in the Survey will be conveyed by Quitclaim Deed and the legal description set forth in Exhibit “A” shall be conveyed by Limited Warranty Deed the description of the Real Property used in the Deed (as hereinafter defined).

Section 3.02 Title Review Items. Purchaser shall have the right to order an ALTA form commitment for title insurance (the “Title Commitment”), issued by the Title Company which shall set forth the state of title to the Real Property and the Improvements.

Section 3.03 Other Review Items. Seller shall, within two (2) days following the Effective Date, deliver to Purchaser copies of the Leases. To the extent not previously delivered, Seller shall, within two (2) business days following the Effective Date, deliver to Purchaser the items shown on Schedule 3.03 to this Contract, and such other items that Purchaser reasonably requests, to the extent in Seller’s possession and applicable to the Property.

Section 3.04 Inspection. Purchaser has the right, at all reasonable times and on giving at least twenty-four (24) hours prior written notice, to conduct on-site inspections of the Property and physical inspections and tests of the Property during the Review Period (as hereinafter defined), including, without limitation, the right to enter and inspect all portions of the Property (subject to the rights of tenants in possession), to interview tenants and to inspect and audit all of Seller’s books and records relating to the Property; provided, however, Purchaser agrees not to unreasonably interfere with any tenant’s possession and/or Seller’s operations or cause any damage to the Property. Seller hereby directs the manager of the Property, if any, to cooperate with the reasonable requests of Purchaser and provide Purchaser with such assistance as Purchaser reasonably deems appropriate in order to exercise its inspection rights hereunder. Seller and/or Seller’s representative may be present during Purchaser’s on-site inspections and tenant interviews. Purchaser shall, at its expense, repair any damage to the Property caused by Purchaser’s inspection or testing thereof, and shall indemnify and hold harmless Seller from and against any and all claims, actions, suits, liens, damages, liabilities, losses and expenses to personal property or personal injury to the extent directly attributable to any acts performed in exercising Purchaser’s rights under this Article III. This agreement to indemnify Seller shall survive the Closing and any termination of this Contract.

ARTICLE IV

REVIEW PERIOD

Section 4.01 Review Period. Purchaser has from the Effective Date until 5:00 p.m., Tampa, Florida time, thirty (30) days from the Effective Date (such time period, the “Review Period”) to review and approve such items and to conduct such inspections, interviews, tests and audits as Purchaser, in its sole discretion, deems appropriate, including, but not limited to obtaining appraisals, surveys, engineering, work and a Phase I Environmental Audit; provided, however, that no Phase II Environmental Audit will be initiated or conducted without Seller’s prior written consent and Purchaser agreeing to adhere to such additional requirements and to comply with such additional covenants as Seller shall reasonably require for the Phase II Environmental Audit. Purchaser shall also have the right to interview the tenants at the Property.

Section 4.02 Waiver Notice. If for any or no reason Purchaser, in its sole and absolute discretion, is not satisfied with the items to be delivered by Seller to Purchaser under Article III, the results of such inspections, interviews, tests or audits or any other fact or situation with respect to the Property, then in such event Purchaser shall have the right to terminate this Contract. If Purchaser fails, for any or no reason, to deliver Seller written notice (the “Waiver Notice”) unconditionally waiving this termination right on or before the end of the Review Period, this Contract shall be deemed automatically terminated. Purchaser’s failure to deliver the Waiver Notice on or before the expiration of the Review Period shall be deemed Purchaser’s election to terminate this Contract under this Section 4.02.

Section 4.03 Termination. If this Contract has been terminated in accordance with, and subject to the terms of this Article IV, the parties hereto shall thereupon be relieved of all liabilities and obligations hereunder and the Earnest Money Deposit shall be refunded fully and promptly to Purchaser. Seller expressly acknowledges and agrees that, if Purchaser requests the Title Company to return the Earnest Money Deposit as a result of Purchaser’s election to terminate this Contract under Section 4.02, then the Title Company shall have no obligation to independently determine whether Purchaser has the right to receive the Earnest Money Deposit, and the Title Company may rely solely upon the written instructions set forth in any written notice delivered by Purchaser from and after such election, without the joinder, approval or consent of Seller. Purchaser will promptly return to Seller any due diligence materials delivered by Seller.

Section 4.04 Seller’s Obligation to Remove Liens. Notwithstanding Purchaser’s delivery of a Waiver Notice, or anything else to the contrary in this Contract, Seller must remove at or prior to the Closing any mortgages and mechanics and materialmen liens created, suffered or incurred by, through or under Seller against the Property.

Section 4.05 Service Contracts. Seller agrees that all service, maintenance and property management contracts (collectively, the “Service Contracts”) must be terminated by Seller on or before the Closing Date unless Purchaser otherwise elects, by written notice prior to the end of the Review Period, to assume same; provided, however, Seller has no obligation to terminate any Service Contracts which cannot be terminated, without cause and without any termination fee, on thirty (30) or less days notice. The Service Contracts exclude management and leasing agreements, all of which must be terminated by Seller, at Seller’s sole cost, on or before the Closing Date.

ARTICLE V

GOOD AND MARKETABLE TITLE

Section 5.01 Conveyance. At the Closing, Seller will convey good, marketable and insurable fee simple title to the Real Property and the Improvements to Purchaser by the Deed and title to the Personal Property and the Intangible Property by the Bill of Sale (as hereinafter defined), free and clear of any and all deeds of trust, mortgages or other liens or indebtedness; subject, however, to the following (collectively, the “Permitted Exceptions”):

(a) General real estate taxes for the year in which the Closing occurs and subsequent years not yet due and payable.

(b) All easements, restrictions, rights-of-way, party wall agreements, encroachments, covenants, reservations, agreements, leases, tenancies, licenses, conditions and other matters affecting all or any portion of the Property to the extent (i) reflected on Schedule B to the Title Commitment (other than the standard printed exceptions on Schedule B to the Title Commitment); (ii) all matters reflected on the Survey, as recertified, and not disapproved by Purchaser during the Review Period; (iii) all matters created by or consented and agreed to in writing by Purchaser prior to or at the Closing; and/or (iv) those matters set forth in Exhibit K attached hereto and incorporated herein by reference.

(c) The rights of tenants, as tenants only, under unrecorded written leases delivered by Seller to Purchaser prior to the Closing.

(d) Notwithstanding the forgoing, Purchaser acknowledges that the Property is currently subject to the terms of a promissory note (the “Note”), which is secured by a mortgage or deed of trust on the Property, security agreement and other loan documents (collectively with the Note, the “Loan Documents”) in favor of American Family Life Insurance Company (the “Lender”), which Loan Documents permit the Lender to accept any prepayment of the Note made prior to August             , 2015 at the Lender’s sole option. No later than fifteen (15) days following the Effective Date (the “Approval Period”), Seller agrees to use reasonable, good faith efforts to obtain the approval of the Lender with respect to the prepayment of the Note and release of the Loan Documents at Closing (the “Prepayment Approval”). Upon receipt of the Prepayment Approval prior to the expiration of the Approval Period, Seller shall be obligated to deliver the Deed and title to the Personal Property and the Intangible Property free and clear of the Loan Documents. In the event that Seller is unable to obtain the Prepayment Approval, Seller shall deliver notice of such failure to Purchaser prior to 5:00 p.m., Tampa, Florida time, on the expiration of the Approval Period (the “Prepayment Notice”) and Purchaser shall have the right, but not the obligation to assume the obligations of Seller under the Loan Documents at Closing on terms and conditions acceptable to Purchaser, in its sole and absolute discretion and subject to Lender’s approval as to the assumption by Purchaser of the Loan Documents at Closing (the “Assumption Approval”). If assumed by Purchaser at Closing, the Loan Documents shall be Permitted Exceptions. Notwithstanding anything contained in Section 8.02 to the contrary, in the event that Purchaser fails to obtain the Assumption Approval, prior to the Closing, on terms and conditions acceptable to Purchaser, in its sole and absolute discretion, then Purchaser shall have the right, as Purchaser’s sole and exclusive remedy as to this Section 5.01, to terminate this Contract upon written notice to Seller and to request the Title Company to return the Earnest Money Deposit, together with all accrued interest thereon, to Purchaser. In the event that Seller fails to deliver the Prepayment Notice, Seller shall be deemed to have obtained the Prepayment Approval and will be obligated to deliver the Deed and title to the Personal Property and the Intangible Property free and clear of the Loan Documents. Notwithstanding the foregoing, if Seller secures the Prepayment Approval from Lender prior to the end of the Approval Period but Lender refuses to accept the prepayment of the Note and release the Loan Documents at Closing, then the same shall not be deemed to be a default of Seller under the terms of this Agreement, however, Purchaser shall have the right to (i) terminate this Agreement and receive a return of the Earnest Money Deposit upon written notice to Seller, or (ii) Purchaser, at Purchaser’s option, shall have the right to assume the Note and the Purchase Price shall be reduced by an amount equal to any prepayment penalty that Seller would have had to pay in order to prepay the Note.

Section 5.02 Owner Policy. At the Closing, Purchaser must be able to obtain a standard ALTA form Owner Policy of Title Insurance (the “Owner Policy”) issued by the Title Company in Purchaser’s favor in the amount of the Purchase Price, insuring Purchaser’s fee simple title to the Real Property and the Improvements subject only to the Permitted Exceptions, together with such endorsements as Purchaser may request on or before the end of the Review Period.

ARTICLE VI

CLOSING

Section 6.01 Closing. Subject to satisfaction or waiver of the Conditions Precedent to Closing set forth in Section 9.05 of this Contract, the purchase and sale of the Property (the “Closing”) will be held through escrow at the offices of the Title Company and will occur at 11:00 a.m. Tampa, Florida time on the earlier of the date which is: (i) five (5) business days following receipt by Seller of Purchaser’s written notice of its intent to close following the expiration of the Review Period or thirty (30) days after the end of the Review Period (the “Closing Date”). Notwithstanding the foregoing, Purchaser may extend the Closing Date for an additional fifteen (15) days by giving Seller at least two (2) days prior notice and making the Extension Deposit with the Title Company.

Section 6.02 Seller’s Obligations. At the Closing, Seller shall execute and deliver to Purchaser, and/or cause the execution and delivery by all parties other than Purchaser of, the following with respect to the Property:

(a) That certain limited warranty deed (the “Deed”) in the form attached hereto as Exhibit B and made a part hereof for all purposes.

(b) That certain blanket conveyance, bill of sale and assignment (“Bill of Sale”) in the form attached hereto as Exhibit C and made a part hereof for all purposes.

(c) That certain assignment of leases (the “Lease Assignment”) in the form attached hereto as Exhibit D and made a part hereof for all purposes.

(d) That certain affidavit (the “FIRPTA Affidavit”) in the form attached hereto as Exhibit E and made a part hereof for all purposes.

(e) Those certain tenant estoppel certificates (the “Tenant Estoppel Certificates”) in the form attached hereto as Exhibit F and made a part hereof for all purposes from all tenants (the “Required Estoppels”). The Tenant Estoppel Certificates, in order to be effective, must be dated no earlier than thirty (30) days prior to the Closing Date. The Tenant Estoppel Certificates must be joined in by any guarantor and be completed to reflect the terms of the applicable Lease and must not, unless expressly waived by Purchaser in writing, disclose any material defaults or other matters reasonably unacceptable to Purchaser. The completed form of the Tenant Estoppel Certificates must be prepared by Seller and submitted to Purchaser, for Purchaser’s review and reasonable approval, prior to delivery to the tenants. Purchaser shall deliver any comments to the completed Tenant Estoppel Certificates within three (3) business days following receipt thereof, failing which such completed Tenant Estoppel Certificates shall be deemed approved. Seller agrees to use all reasonable efforts to obtain and deliver to Purchaser the Tenant Estoppel Certificate no later than the third (3rd) business day prior to the Closing Date. Seller will not be in default for failure to deliver the Tenant Estoppel Certificates and Purchaser’s sole recourse for such failure will be to terminate this Contract and receive the Earnest Money Deposit. Purchaser shall be entitled to extend the Closing Date for up to fifteen (15) days, if necessary, in order for Seller to obtain the Required Estoppels.

(f) Original counterparts (to the extent available) of all Leases, lease files (including all correspondence, applications and credit reports), operating agreements, reciprocal easement agreements, options, warranties, guarantees, permits and other agreements related to the Property, including all modifications, supplements or amendments to each of the foregoing.

(g) All landlord keys to the Property.

(h) To the extent necessary to permit the Title Company to remove any exception in the Owner Policy for mechanics’ and materialmen’s liens and general rights of parties in possession, an affidavit as to debts and liens and parties in possession executed by Seller, made to Purchaser and the Title Company and in a form reasonably acceptable to the Title Company, along with a GAP Affidavit and any other items reasonably required by the Title Company.

(i) Seller’s certification that all representations and warranties made by Seller under this Contract are true, complete and correct in all material respects as of the Closing Date (if accurate or, if not accurate, a description of the basis for such inaccuracy). An updated rent roll certified by Seller to be true, complete and correct in all material respects to the best of Seller’s actual knowledge.

(j) That certain tenant notification letter (the “Tenant Letter”) in the form attached hereto as Exhibit G and made a part hereof for all purposes.

(k) Appropriate evidence of Seller’s authority to consummate the transactions contemplated by this Contract as may be required by the Title Company.

(l) Estoppel certificates, in form and substance reasonably satisfactory to Purchaser, from all parties to any declarations, business park covenants or other agreements materially affecting all or any portion of the Property, each to the extent designated by Purchaser during the Review Period and in substantially the form attached hereto as Exhibit I and made a part hereof. Seller will not be in default for failure to deliver such estoppel certificates and Purchaser’s sole recourse for such failure will be to terminate this Contract and receive the Earnest Money Deposit.

(m) A certified rent roll listing all of the Tenants of the Property.

Section 6.03 Purchaser’s Obligations. At the Closing, Purchaser shall deliver the Purchase Price to Seller in cash or by wire transfer of immediately available funds, and shall execute and deliver to Seller the following with respect to the Property:

(a) The Tenant Letter.

(b) Appropriate evidence of Purchaser’s authority to consummate the transactions contemplated by this Contract as may be required by the Title Company.

(c) The Lease Assignment.

Section 6.04 Management Transition/Roof Coating Warranty. From and after the date hereof, Seller will provide Purchaser with copies of all current income and expense reports concerning the Property as and when received by Seller. Seller agrees that Purchaser may contact Seller and its managing agent to obtain copies of and to discuss any income and expense reports prepared for the Property and to discuss the operation of the Property. Seller shall use commercially reasonable efforts to obtain at Closing the consents of the issuers of the roof coating and other warranties affecting the Property to have the Purchaser added to such warranties as a benefitted party. Seller shall not be responsible for any fees, including but not limited to, inspection fees assessed by the roof coating and/or other warranty issuers to give such consents.

Section 6.05 Possession. Possession of the Property must be delivered by Seller to Purchaser at the Closing, subject only to the Permitted Exceptions.

Section 6.06 Due Diligence Costs. Purchaser will pay its own costs in conducting its due diligence activities.

ARTICLE VII

CLOSING ADJUSTMENTS

Section 7.01 General Prorations. The following will be apportioned at the Closing:

(a) Rents, if any, as and when collected (the term “rents” as used in this Contract including base rent, percentage rent, common area maintenance, parking, tax, insurance and other payments due and payable under any Lease for all or any portion of the Improvements, together with all sales and other taxes thereon) and all other income generated by all or any portion of the Property, including parking revenue. There will be no proration of rents accrued but not collected as of the Closing Date.

(b) Taxes and other assessments (including personal property taxes on the Personal Property) applicable to the Property. Special assessments certified by any municipal utility district or other taxing authority prior to the Closing Date must be paid in their entirety by Seller at or before the Closing, except to the extent such assessments are payable in installments, in which event they shall be prorated between the parties. If the tax rate or assessed valuation or both have not yet been fixed, the proration shall be based on a good faith estimate as to the amount of such taxes for the current year after consideration of the tax rate and/or assessed valuation last fixed; provided that the parties hereto agree that to the extent the actual taxes for the current year differ from the amount so apportioned at the Closing, the parties hereto will make all necessary adjustments by appropriate payments between themselves following the Closing, and this provision shall survive delivery of the Deed.

(c) Payments under any Service Contracts, if any, which pursuant to Section 4.06 Purchaser has agreed to assume at the Closing.

(d) Gas, electricity and other utility charges, if any, to be apportioned on the basis of the last meter reading.

In making such apportionments, Purchaser will receive credit for all rents and other income paid with respect to the day of the Closing, and Purchaser will be charged for taxes and other expenses incurred with respect to the day of the Closing. All apportionments are to be subject to post-closing adjustments as necessary to reflect later relevant information not available at the Closing and to correct any errors made at the Closing with respect to such apportionments; provided, however, that such apportionments shall be deemed final and not subject to further post-closing adjustments if no such adjustments have been requested in writing after a period of sixty (60) days from such time as all necessary information is available to make a complete and accurate determination of such apportionments. All apportionments (regardless of whether all relevant information has been received on errors have been made) are final and not subject to further post-closing adjustment one (1) year following the Closing Date.

Section 7.02 Specific Prorations. Anything hereinabove contained to the contrary notwithstanding:

(a) Seller shall retain and be entitled to receive any tax refunds issued after Closing to the extent applicable to the period prior to the Closing, but not otherwise. Seller may not initiate nor demand Purchaser initiate or continue any litigation to collect such tax refunds. There will be no proration of any insurance related expenses, it being agreed that Purchaser will obtain its own insurance coverage as of the Closing Date.

(b) As to gas, electricity and other utility charges, Seller may on written notice to Purchaser on or before the Closing Date elect to pay one or more of said items accrued to the date hereinabove fixed for apportionment directly to the person or entity entitled thereunto and to the extent Seller so elects, such item shall not be apportioned hereunder, and Seller’s obligation to pay such item directly in such case shall survive the delivery of the Deed; provided, however, that Seller will not take any action or fail to take any action which would result in the cessation or termination of utility service to the Property.

(c) Seller and Purchaser agree that all rents received after the Closing from any tenant after reasonable costs of collection, if any, incurred by Purchaser shall be applied first to current rentals owed by such tenant, and then to delinquent rentals, if any, owed by such tenant in the inverse order of their maturity, and Purchaser will deliver to Seller any such delinquent rentals owed Seller and received following the Closing. For a period of six (6) months following the Closing, Purchaser shall use reasonable efforts to collect for Seller any rental payments past due as of the Closing or due subsequent to Closing for a period prior to Closing, from tenants who were tenants as of the Closing; provided, however, Purchaser shall not be required to declare a lease default or institute any legal action in any court against any tenant. Seller will deliver to Purchaser, within five (5) business days following receipt, any rents received by Seller after the Closing and attributable to the period from and after the Closing. From and after the sixth (6th) month following the Closing Date, Seller shall have the right to pursue reasonable collection remedies against any tenant owing delinquent rentals owed Seller, provided that (i) Seller shall notify Purchaser of its intent to institute any collection remedy or proceeding not less than fifteen (15) days prior to the institution thereof, and (ii) Seller shall in no event institute any proceeding to evict or dispossess a tenant from the Property. Purchaser may, by written notice to Seller within ten (10) days of receipt of Seller’s notice of intent to institute collection remedies or proceedings, restrict Seller from collecting such delinquent rentals, but only if Purchaser first pays Seller such delinquent rentals in exchange for Seller’s assignment to Purchaser of all of Seller’s rights and causes of action with respect thereto.

(d) At the Closing, Seller shall credit to the account of Purchaser against the Purchase Price (i) any security deposit reflected as being made under any leases executed with respect to the Property or otherwise actually collected by Seller, together with all interest, if any, which must be paid thereon to any tenant thereunder; and (ii) all prepaid rents and other charges paid in advance by any tenants of the Property and attributable to the period after the Closing; and in each case, the Lease Assignment shall provide for Purchaser’s assumption of the obligation to return any such sums (and, if applicable, interest thereon) to the extent same are so credited, but not otherwise. If any security deposits are in the form of a letter of credit, Seller must deliver to Purchaser at Closing the original letter of credit, together with all assignment/transfer documentation (fully executed and bank authenticated, as applicable) and assignment/transfer fees required by the issuing entity to cause same to be reissued to Purchaser immediately following the Closing.

(e) Leasing commissions and tenant improvement expenses relating to lease agreements pertaining to the Property shall be apportioned between the parties as follows:

(i) All such expenses relating to leases executed before the Effective Date, and which are not contingent on renewal or expansion of any such Lease after the Effective Date, shall be the sole obligation of Seller and shall be paid in full by Seller (regardless of whether any portion of such expenses may not otherwise become due until after the Closing Date), on or before the Closing Date and, if Purchaser fails to receive reasonably acceptable evidence of such payment (together with the release of any lien applicable thereto), the unpaid portion shall be credited against the Purchase Price.

(ii) All such expenses relating to Leases executed before the Effective Date, which are solely payable with respect to and contingent upon renewal of any such Lease or expansion into additional space by the tenant under any such Lease after the Closing Date shall be the sole obligation of Purchaser, provided such expenses are disclosed in the Leases and commission agreements delivered to Purchaser during the Review Period. Any such expenses not so disclosed shall render Seller liable for any such expenses and, if Purchaser fails to receive reasonably acceptable evidence of payment (together with the release of any lien applicable thereto) on or before the Closing, Purchaser will receive a credit therefor against the Purchase Price.

(iii) Any such expenses relating to Leases executed between the Effective Date and Closing shall be borne by Seller and, if Purchaser fails to receive reasonably acceptable evidence of payment (together with the release of any lien applicable thereto) on or before the Closing, Purchaser will receive a credit therefor against the Purchase Price.

(f) Notwithstanding the foregoing, in the event that the Tenant under the Leases is responsible for paying any of the items which are to be prorated, then there shall only be a proration to the extent that the Tenant under such Leases does not pay for the same.

Section 7.03 Transaction Costs. Seller shall be responsible for (a) all attorneys fees and expenses, if any, of counsel to Seller; (b) all documentary stamp, transfer, surtax and excise taxes payable upon the transfer of the Property and/or recordation of the Deed; (c) one-half (1/2) of any escrow and other charges of the Title Company and recording fees. Purchaser shall be responsible for (a) all attorneys’ fees and expenses, if any, of counsel to Purchaser; (b) the cost of the title examination, title search fees and the Owner’s Policy, including, but not limited to, extended coverage and any endorsements requested by the Purchaser; (c) one-half (1/2) of any escrow and other charges of the Title Company; (d) the cost of the current ALTA as-built survey and any changes requested by Purchaser to the survey; and (e) all other costs of Closing shall be paid by either the Purchaser or Seller depending on what is customary in the county in which the Real Property is located.

Section 7.04 Brokerage Commissions. Purchaser represents to Seller that Purchaser has not engaged the services of any broker, finder or other agent in regard to this Contract. Purchaser hereby agrees to indemnify Seller and hold Seller harmless against all liability, loss, cost, damage and expense (including, but not limited to, attorneys’ fees and court costs, including any appeal that may be filed) which Seller shall ever suffer or incur because of any claim by any broker, finder, or other agent, whether or not meritorious, for any fee, commission or other compensation with respect hereto resulting from the acts of Purchaser. Seller represents to Purchaser that Seller has not engaged the services of any real estate broker, finder or other agent in regard to this

Contract other than Raulet Property Partners who shall be paid a commission by Seller pursuant to the terms of a separate agreement if the transaction contemplated by this Contract closes. Seller hereby agrees to indemnify Purchaser and hold Purchaser harmless against all liability, loss, cost, damage and expense (including, but not limited to, attorneys’ fees and court costs, including any appeal that may be filed) which Purchaser shall ever suffer or incur because of any claim by any broker, finder, or other agent, whether or not meritorious, for any fee, commission or other compensation with respect hereto resulting from the acts of Seller. This provision shall survive Closing.

Section 7.05 Survival. The terms of this Article shall survive the termination of this Contract and the Closing and delivery of the Deed.

ARTICLE VIII

TERMINATION AND REMEDIES

Section 8.01 Purchaser’s Default. If Purchaser defaults under this Contract, Seller shall be entitled, as Seller’s sole and exclusive remedy, to terminate this Contract and to request the Title Company to deliver the Earnest Money Deposit to Seller. Seller and Purchaser acknowledge and agree that delivery of the Earnest Money Deposit shall be deemed liquidated damages for Purchaser’s breach of this Contract, it being further agreed that the actual damages to Seller in the event of such breach are impractical to ascertain and the Earnest Money Deposit is a reasonable estimate thereof. Seller has no right to specifically enforce Purchaser’s obligations under this Contract nor to seek or otherwise collect any actual, out-of-pocket, lost profit, punitive, consequential, treble, or other damages from or against Purchaser, except for the indemnity obligations of Purchaser expressly set forth in this Contract. In no event shall any officer, director, agent or employee of Purchaser or its partners be personally liable for any of Purchaser’s obligations under this Contract or the documents to be delivered at the Closing.

Section 8.02 Seller’s Default. If Seller defaults under this Contract, Purchaser shall be entitled, as Purchaser’s sole and exclusive remedies, to either (a) terminate this Contract upon written notice to Seller and to request the Title Company to return the Earnest Money Deposit, together with all accrued interest thereon, to Purchaser or (b) pursue an action to enforce specific performance of Seller’s obligations under this Contract. Purchaser has no right, except as provided in the next sentence, to seek damages against Seller. If specific performance would not be an effective remedy as the result of Seller’s willful default, Purchaser may, in lieu of specific performance (but not in lieu of the return of the Earnest Money Deposit), collect its actual damages from Seller but not punitive damages, consequential damages or speculative damages.

ARTICLE IX

REPRESENTATIONS, WARRANTIES AND COVENANTS

Section 9.01 Seller’s Representations. Seller hereby represents and warrants to Purchaser except as set forth in that certain schedule (the “Disclosure Schedule”) attached hereto as Exhibit H and made a part hereof for all purposes, as follows:

(a) Seller is a duly organized, validly existing limited liability company in good standing under the laws of the State of Georgia and is authorized to conduct business in the State of Georgia. This Contract has been duly authorized, executed and delivered by Seller, and is and at the time of the Closing will be a legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms.

(b) Seller has received no written notice of any (and, to Seller’s actual knowledge, there is no) current, proposed or threatened eminent domain or similar proceeding, or private purchase in lieu of such proceeding, which would affect the Property in any way whatsoever.

(c) Seller has not received any written notice of a claim that the Property does not comply with any federal, state, county, city or any other laws, ordinances, rules and regulations, including, but not limited to, those relating to environmental, zoning, land use and division, building, fire, health and safety matters, of any government or any agency, body or subdivision thereof bearing on the construction of the Improvements and on the operation, ownership or use of the Property (collectively, “Applicable Laws”), which noncompliance Seller has not cured.

(d) Seller has received no written notice of any pending or threatened, litigation which does or would affect the Property or Seller’s ability to fulfill all of its obligations under this Contract. Except as set forth in the Disclosure Schedule, there are no outstanding claims on Seller’s insurance policies which claims relate to the Property.

(e) Seller has delivered to Purchaser true and complete copies of all Leases. To Seller’s actual knowledge, no material default or breach exists on the part of any tenant under the Leases. Seller as landlord has fully completed all construction obligations and all tenant improvements specified in the Leases to be the responsibility of the landlord thereunder and has paid all tenant improvement costs, allowances and leasing commissions applicable thereto and no such costs are payable at any time hereafter. Seller has not received any written notice of any default or breach on the part of the landlord under any of the Leases, nor, to Seller’s actual knowledge, does there exist any default or breach on the part of the landlord thereunder. No Lease grants any tenant any right to purchase all or any portion of the Property. Except as set forth in the Disclosure Schedule, there are no agreements which would require the payment of a leasing commission by the landlord upon any renewal or expansion of an existing Lease or new Lease executed or otherwise exercised after the Effective Date. There are no pending contracts for the sale of all or any portion of the Property.

(f) Except as disclosed to Purchaser, there are no Service Contracts or other written agreements for services, supplies or materials affecting the use, operation or management of the Property. Seller has delivered to Purchaser true, complete and correct copies of all Service Contracts.

(g) Seller has not received any written notice concerning any alleged violation of any applicable environmental law, rule or regulation which remains uncured.

(h) Purchaser has no obligation to continue to employ any persons presently employed by Seller at the Property.

(i) Seller is not a foreign corporation, foreign partnership, foreign trust or foreign estate (as defined in the Internal Revenue Code (“Code”)), and is not subject to the provisions of Sections 897(a) or 1445 of the Code related to the withholding of sales proceeds to foreign persons.

(j) To the best of Seller’s knowledge, Purchaser and its successors and assigns shall have the right to use and enjoy the common amenities of the property owners association, if any, to fullest extent that any other owner subject to any such property owners association enjoys.

Section 9.02 Purchaser’s Representations. Purchaser hereby represents and warrants to Seller, as of the date hereof and as of the Closing Date, as follows:

(a) Purchaser is a limited liability company, duly organized, validly existing and in good standing under the laws of the state of its formation, and has all requisite power and authority to carry on its business as now conducted. This Contract constitutes a valid and binding obligation of Purchaser enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws of general application affecting the rights and remedies of creditors.

(b) Purchaser has the capacity and complete authority to enter into and perform this Contract, and no consent, approval or other action by any person or entity (other than the person signing this Contract on behalf of Purchaser and any approval to be obtained by Purchaser during the Review Period) will be needed thereafter to authorize Purchaser’s execution and performance of this Contract.

Section 9.03 Discovery. If either Seller or Purchaser discovers, prior to or at the Closing, that any representation or warranty of the other party is false, misleading or inaccurate in any material respect, the discovering party may, at its option, terminate this Contract and the parties hereto shall be relieved of all liabilities and obligations hereunder and (a) if Purchaser is the discovering party, Purchaser shall be entitled to the immediate return of the Earnest Money Deposit, together with all accrued interest thereon, and to pursue its remedies under Section 8.02 of this Contract; and (b) if Seller is the discovering party, Seller shall be entitled to pursue its remedies under Section 8.01 of this Contract. If the discovering party elects to proceed to Closing such party cannot later bring a claim against the other as to such discovered matter. Representations and warranties under this Article IX shall fully survive the Closing and the delivery of the Deed, but to the extent that neither Seller nor Purchaser has made any claim as to the breach of any such representation or warranty within one (1) year after the Closing Date, such representations and warranties will terminate and be of no further force and effect.

Section 9.04 Operating Covenants. Seller agrees to operate and maintain the Property prior to the Closing in a manner consistent with its current operating procedures, and shall not, without the prior written consent of Purchaser, do any of the following:

(a) Enter into any contract (other than leases which are subject to clause (b) below) that will not be fully performed by Seller on or before the Closing Date or that will not be susceptible of cancellation by Purchaser on or after the Closing Date upon thirty (30) days or less prior written notice, without cost or liability to Purchaser, or amend, modify or supplement any existing contract (other than leases which are subject to clause (b) below) or agreement in any material respect.

(b) Enter into any new lease or amend, modify, supplement or terminate any existing lease. Seller agrees that, after the Review Period, Purchaser shall have the right, without Seller’s consent, to enter into new leases affecting all or any portion of the Property, as long as any such lease will only take effect from and after the Closing Date. Seller agrees to reasonably cooperate with Purchaser’s leasing efforts.

(c) Fail to maintain its current insurance covering Seller’s interest in the Property or advise Purchaser promptly of the occurrence of any fire or other casualty affecting the Property.

(d) Sell, or enter into a written agreement to sell, assign or create any right, title or interest whatsoever in or to the Property (including any so-called “back-up” contracts or letters of intent which are expressly prohibited) or create any voluntary lien, thereon from and after the date of the Title Commitment, other than liens or encumbrances noted in the Title Commitment, without promptly discharging same or otherwise complying with the terms of Section 4.04.

(e) Intentionally take any action which would have the effect of violating any of the representations and warranties of Seller contained in this Contract.

Section 9.05 Conditions Precedent. Purchaser is not obligated to perform under this Contract unless all of the following conditions precedent are satisfied (or waived in writing by Purchaser) and are otherwise true and correct as of the Closing Date:

(a) All of Seller’s representations and warranties are true and correct in all material respects.

(b) Seller has performed all of its covenants, agreements, and obligations under this Contract in all material respects and is otherwise not in default.

(c) The Property shall be 100% leased to Peak 10, Inc. under a triple net lease at the current rent, as of Closing, of $12.93 per square foot and increasing three-percent (3.0%) annually each September through August 31, 2025.

(d) Seller has delivered all (i) Required Estoppels in compliance with Section 6.02(e); and (ii) title estoppels, if any, required by Section 6.02(l).

(e) There has been no material adverse change in the matters reflected in the Title Commitment, the Survey, the rent roll, the Leases, the operating statements, leasing market studies or the other items delivered to, or reviewed by, Purchaser hereunder since the date of delivery, approval or review, as applicable, of such items, except to reflect those items approved or otherwise created in writing by Purchaser.

(f) There has been no material adverse change from and after the expiration of the Review Period in the physical condition of the Property or environmental condition of the Property.

(g) If all or any portion of the Improvements are vacant or are to be vacant as of the Closing, such portion of the Improvements must be in “broom clean” condition with all racking systems and other personal property and equipment designated by Purchaser removed on or before the Closing, with all damage caused thereby repaired in a manner acceptable to Purchaser.

Notwithstanding the generality of the foregoing, Seller shall use reasonable efforts to satisfy all of the foregoing conditions precedent. If Seller is unable to satisfy all of the foregoing conditions precedent, Purchaser may waive one or more conditions precedent or terminate this Contract, in any such event by written notice to Seller. If Purchaser elects to close, Purchaser will be deemed to have waived any conditions actually known by Purchaser to be unsatisfied at the Closing. If Purchaser elects to terminate, the Earnest Money Deposit shall be immediately returned to Purchaser.

Section 9.06 Post Closing Claim. If: (i) Purchaser makes a claim against Seller with regard to a representation or warranty which expressly survives Closing, (ii) Purchaser makes such claim within the one (1) year time period set forth in Section 9.03 above, and (iii) Purchaser obtains a final and non-appealable judgment against Seller which remains unpaid for a period of thirty (30) days, then Seller agrees that Purchaser shall have the right to trace the Purchase Price to the extent necessary to satisfy such claim. Seller represents to Purchaser that Seller has (or will prior to distribution of any such disposition proceeds) provide written notice to Seller’s partners, shareholders and members (and, if such partners, shareholders and members are entities whose sole material asset is their respective interest in Seller, their respective members, partners and affiliates) of this tracing provision. Seller acknowledges and agrees that Purchaser has relied and has the right to rely upon the foregoing in connection with Purchaser’s consummation of the transaction set forth in this Contract.

ARTICLE X

NOTICES

Section 10.01 Notices. Any notice, demand or other communication which may or is required to be given under this Contract must be in writing and must be: (a) personally delivered; (b) transmitted by United States postage prepaid mail, registered or certified mail, return receipt requested; (c) transmitted by reputable overnight courier service, such as Federal Express; or (d) transmitted by legible facsimile (with answer back confirmation) to Purchaser and Seller as listed below. Except as otherwise specified herein, all notices and other communications shall be deemed to have been duly given on (i) the date of receipt if delivered personally, (ii) two (2) business days after the date of posting if transmitted by registered or certified mail, return receipt requested, (iii) the first (1st) business day after the date of deposit, if transmitted by reputable overnight courier service, or (iv) the date of transmission with confirmed answer back if transmitted by facsimile, whichever shall first occur. A notice or other communication not given as herein provided shall only be deemed given if and when such notice or communication and any specified copies are actually received in writing by the party and all other persons to whom they are required or permitted to be given. Purchaser and Seller may change its address for purposes hereof by notice given to the other parties in accordance with the provisions of this Section, but such notice shall not be deemed to have been duly given unless and until it is actually received by the other parties. Notices hereunder shall be directed as follows:

If to Purchaser:	DC-2775 Northwoods Parkway, LLC,
a Delaware limited liability company
4211 W. Boy Scout Blvd.
Suite 500
Tampa, FL 33607
Attention: John E. Carter
Telephone: (813) 263-5312
Facsimile: (813) 287-0397
Email: jcarter@carterusa.com

With a copy to:	GrayRobinson, P.A.
201 North Franklin Street, Suite 2200
Tampa, Florida 33602
Attention: Stephen L. Kussner, Esquire
Telephone: (813) 273-5296
Facsimile: (813) 273-5145
Email: stephen.kussner@gray-robinson.com

If to Seller:	2775 Northwoods, LLC
a Georgia limited liability company
621 North Avenue, Suite C110
Atlanta, Georgia 30808
Attention: Tyler Edgarton
Telephone: (404) 601-9500 ext. 17
Facsimile: (404) 601-9504
Email: edgarton@comcast.net

With a copy to:	Siegel & Golder, P.C.
5605 Glenridge Drive, Suite 690
Atlanta, Georgia 30342
Attention: Marshall E. Siegel, Esquire
Telephone: (678) 553-3122
Facsimile: (404) 252-3030
Email: mes@sglegal.com

Notwithstanding the foregoing, any notices delivered by one party to the other party under Article IV may be sent by facsimile and will be deemed given as of the date and time shown on the confirmation slip generated by the sender’s facsimile machine. Purchaser’s counsel may deliver any notice required or otherwise permitted to be given by Purchaser hereunder with the same effect as if given directly by Purchaser.

ARTICLE XI

RISK OF LOSS

Section 11.01 Minor Damage. In the event of “minor” loss or damage [being defined for the purpose of this Contract as damage to the Property such that the Property could be repaired or restored, in the opinion of an architect mutually acceptable to Seller and Purchaser (with any fees, costs or expenses pertaining to such opinion to be borne equally by Purchaser and Seller), to a condition substantially identical to that of the Property immediately prior to the event of damage at a cost equal to or less than $250,000 and which would not permit any tenant to terminate its Lease, neither Seller nor Purchaser shall have the right to terminate this Contract as to the Property due to such damage but Seller shall, at Seller’s option as expressed to Purchaser in writing, either (a) reduce the Purchase Price by an amount equal to the cost to repair such damage, or (b) repair and restore the damaged portion of the Property to a condition substantially identical to that which existed immediately prior to the occurrence of such damage and in either such event Seller shall retain all of Seller’s right, title and interest to any claims and proceeds Seller may have with respect to any casualty, rental loss and other insurance policies relating to the Property. If Seller elects to repair and restore the damaged portion of the Property, Seller shall act promptly and diligently to complete such repairs in a good and workmanlike manner and shall complete such repairs prior to the Closing Date if reasonably possible. If it is not reasonably possible to complete such repairs prior to the Closing Date, the parties will nonetheless proceed to the Closing, but Seller must give Purchaser a credit equal to the remaining cost to complete such repairs.

Section 11.02 Major Damage. In the event of a “major” loss or damage (being defined as any loss or damage which is not “minor” as defined hereinabove), Purchaser shall have the option of terminating this Contract by written notice to Seller, in which event Seller and Purchaser shall thereupon be released from any and all liability hereunder. If Purchaser elects not to terminate this Contract, Purchaser and Seller shall proceed with the Closing, provided Seller shall assign all of Seller’s right, title and interest to any claims and proceeds Seller may have with respect to any casualty, rental loss and other insurance policies relating to the Property, and Purchaser shall receive a credit against the Purchase Price in an amount equal to the aggregate amount of any deductible(s) under the insurance policies assigned to Purchaser, together with the uninsured portion of any such damage.

Section 11.03 Vendor and Purchaser Risk. Except as set forth in Section 11.01 and Section 11.02, Seller shall bear the full risk of loss until Closing. Upon the Closing, full risk of loss with respect to the Property shall pass to Purchaser.

Section 11.04 Condemnation. If before the Closing any condemnation or eminent domain proceedings are threatened or initiated against all or any portion of the Property and, in the reasonable opinion of Purchaser, such condemnation or eminent domain proceedings would materially interfere with the current use of the Property, then Purchaser may terminate this Contract upon written notice to Seller and Seller and Purchaser shall thereupon be released from any and all further liability hereunder. If Purchaser does not elect to terminate this Contract within ten (10) business days after receipt of written notice of the commencement of any such proceedings, or if, in the reasonable opinion of Purchaser, such condemnation or eminent domain proceedings would not materially interfere with Seller’s current use of the Property, Seller shall assign to Purchaser at the Closing all rights and interest of Seller in and to any condemnation awards payable or to become payable on account of such condemnation or eminent domain proceedings.

ARTICLE XII

MISCELLANEOUS

Section 12.01 Entire Agreement. This Contract constitutes the entire agreement between the parties hereto and supersedes any prior understanding, letter of intent or written or oral agreements between the parties concerning the Property.

Section 12.02 No Rule of Construction. This Contract has been drafted by both Seller and Purchaser and no rule of construction shall be invoked against either party with respect to the authorship hereof or of any of the documents to be delivered by the respective parties at the Closing.

Section 12.03 Multiple Counterpart; Governing Law. This Contract may be executed in multiple counterparts each of which shall be deemed an original but together shall constitute one and the same instrument, and shall be construed and interpreted under the laws of the State in which the Property is located (without regard to conflicts of laws) and all obligations of the parties created hereunder are performable in the City and County in which the Property is located.

Section 12.04 Attorneys’ Fees. In the event of any litigation or other proceeding brought by either party hereunder, the prevailing party shall be entitled to recover its attorneys’ fees and costs of suit.

Section 12.05 Interpretation. This Contract shall, unless otherwise specified herein, be subject to the following rules of interpretation: (a) the singular includes the plural and the plural the singular; (b) words importing any gender include the other genders; (c) references to persons or entities include their permitted successors and assigns; (d) words and terms which include a number of constituent parts, things or elements, including the terms Improvements, Permitted Exceptions, Personal Property, Intangible Property and Property, shall be construed as referring separately to each constituent part, thing or element thereof, as well as to all of such constituent parts, things or elements as a whole; (e) references to statutes are to be construed as including all rules and regulations adopted pursuant to the statute referred to and all statutory provisions consolidating, amending or replacing the statute referred to; (f) references to agreements and other contractual instruments shall be deemed to include all subsequent amendments thereto or changes therein entered into in accordance with their respective terms; (g) the words “approve” or “consent” or “agree” or derivations of said words or words of similar import mean, unless otherwise expressly provided herein or therein, the prior approval, consent, or agreement in writing of the person holding the right to approve, consent or agree with respect to the matter in question, and the words “require” or “judgment” or “satisfy” or derivations of said words or words of similar import mean the requirement, judgment or satisfaction of the person who may make a requirement or exercise judgment or who must be satisfied, which approval, consent, agreement, requirement, judgment or satisfaction shall, unless otherwise expressly provided herein or therein, be in the sole and absolute discretion of the person holding the right to approve, consent or agree or who may make a requirement or judgment or who must be satisfied; (h) the words “include” or “including” or words of similar import shall be deemed to be followed by the words “without limitation”; (i) the words “hereto” or “hereby” or “herein” or “hereof” or “hereunder,” or words of similar import, refer to this Contract in its entirety; (j) references to sections, articles, paragraphs or clauses are to the sections, articles, paragraphs or clauses of this Contract; and (k) numberings and headings of sections, articles, paragraphs and clauses are inserted as a matter of convenience only and shall not affect the construction of this Contract. Seller acknowledges that Seller’s obligations with respect to any covenant, indemnity, representation or warranty under this Contract which expressly survives the Closing shall be considered a “liability” for purposes of any member or other distribution limitation imposed under the organizational laws applicable to Seller and/or its members, shareholders and partners.

Section 12.06 Exhibits. The exhibits attached hereto shall be deemed to be an integral part of this Contract.

Section 12.07 Modifications. This Contract cannot be changed orally, and no executory agreement shall be effective to waive, change, modify or discharge it in whole or in part unless such executory agreement is in writing and is signed by the parties against whom enforcement of any waiver, change, modification or discharge is sought. Any such modification need not be joined in by the Title Company.

Section 12.08 Assignment. Purchaser shall the right to assign its rights under this Agreement, without consent of Seller, to an affiliate of Purchaser, which is owned by Purchaser or by the owners of Purchaser or to any entity which is an affiliate of the advisor to Purchaser. Except as provided above, Purchaser shall not have the right to assign its rights under this Agreement without the consent of Seller which consent may be withheld in Seller’s sole discretion.

Section 12.09 Reporting Person. Purchaser and Seller hereby designate the Title Company as the “reporting person” pursuant to the provisions of Section 6045(e) of the Internal Revenue Code of 1986, as amended.

Section 12.10 Time of Essence. Time is of the essence to both Seller and Purchaser in the performance of this Contract, and they have agreed that strict compliance by both of them is required as to any date and/or time set out herein, including, without limitation, the dates and times set forth in Article IV of this Contract. If the final day of any period of time set out in any provision of this Contract falls upon a Saturday, Sunday or a legal holiday under the laws of the State in which the Property is located, then and in such event, the time of such period shall be extended to the next day which is not a Saturday, Sunday or legal holiday.

Section 12.11 Confidentiality. Purchaser and Seller shall hold, and shall cause and their respective employees and representatives to hold, in strict confidence, and Purchaser and Seller shall not disclose, and shall prohibit their respective employees and representatives from disclosing, to any other person without the prior written consent of the other party, (a) the terms of this Contract and the Property, including the existing lease and sublease thereon, (b) any of the information in respect of the Property delivered to or for the benefit of Purchaser whether by its employees and representatives (“Purchaser’s Representatives”) or Seller or its respective employees and representatives (“Seller’s Representatives”), and (c) the identity of any direct or indirect owner of any beneficial interest in Seller or Purchaser. Notwithstanding anything contained in this Contract to the contrary, the parties obligations under clauses (a), (b) and (c) of the immediately preceding sentence shall survive the Closing and not be merged therein. Notwithstanding anything to the contrary hereinabove set forth, the parties may disclose such information (i) on a need-to-know basis to its employees, agents, consultants, members of professional firms serving it or potential lenders, investors, consultants and brokers, on a confidential basis, such terms of the Contract as are customarily disclosed to such parties in connection with similar acquisitions, (ii) as may be required in order to comply with applicable laws, rules or regulations or a court order or as may be required for any disclosure or filing requirements of the Securities and Exchange Commission, the Securities Act of 1933, as amended (the “Securities Act”), the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules promulgated thereunder or any authority governing disclosure filings required by applicable law, rules or regulations, including but not limited to the disclosure of any lease, including any amendments, modifications, extensions or renewals thereto and any collateral material used in connection with a public offering of securities by Purchaser or (iii) to the extent that such information is a matter of public record. By Seller’s execution of this Contract, Seller hereby confirms its agreement to indemnify, defend and hold Purchaser free and harmless from and against any and all problems, conditions, losses, costs, damages, claims, liabilities, expenses, demands or obligations (including reasonable attorneys’ fees, expenses and disbursements), of any kind or nature whatsoever, arising out of Seller’s breach of this Section.

Section 12.12 SEC S-X 3-14 Audit. Seller acknowledges that Purchaser is, or may elect to assign all of its right, title and interest in and to the Contract to a company that is subject to the requirements of the Exchange Act and/or the Securities Act (a “Registered Company”) promoted by the Purchaser or to an affiliate of a Registered Company (a “Registered Company Affiliate”). In the event Purchaser is a Registered Company or Purchaser’s assignee under the Contract is a Registered Company or a Registered Company Affiliate, the Registered Company will be required to make certain filings with the U.S. Securities and Exchange Commission (“SEC”) required under SEC Rule 3-14 of Regulation S-X (the “SEC Filings”) that relate to previous fiscal years for the Property and/or the tenant and subtenant. To assist the Registered Company with the preparation of the SEC Filings, Seller agrees to, and shall, provide Purchaser and the Registered Company with access to financial information regarding the Property and/or the tenant and any subtenant for the years requested by Purchaser, the Registered Company, and/or Purchaser’s or the Registered Company’s auditors. Such information may include, but is not limited to, bank statements, operating statements, general ledgers, cash receipts schedules, invoices for expenses and capital improvements, insurance documentation, and accounts receivable aging related to the Property and/or the tenant and subtenant (“SEC Filing Information”). Seller shall provide access to the SEC Filing Information requested by Purchaser, the Registered Company and/or Purchaser’s or the Registered Company’s auditors prior to the expiration of the Review Period, and Seller agrees to cooperate with Purchaser, the Registered Company and Purchaser’s or the Registered Company’s auditors regarding any reasonable inquiries by Purchaser, the Registered Company and Purchaser’s or the Registered Company’s auditors following receipt of such information, including delivery by Seller of an executed representation letter with regard to such historical financial information prior to Closing in form and substance requested by Purchaser’s or the Registered Company’s auditors (“SEC Filings Letter”). A sample SEC Filings Letter is attached to the Contract as Exhibit J; however, Purchaser’s and/or the Registered Company’s auditors may require additions and/or revisions to such letter following review of the SEC Filing Information provided by

Seller. Seller consents to the disclosure of the SEC Filing Information in any SEC Filings by the Registered Company. Seller’s obligations under this Section 12.12 shall survive the Closing and not be merged therein.

[SEE SIGNATURES ON THE FOLLOWING PAGES]

IN WITNESS WHEREOF, this Contract has been executed by Purchaser and Seller as of (but not necessarily on) the date and year first above written.

WITNESSES:	PURCHASER:

DC-2775 NORTHWOODS PARKWAY, LLC, a Delaware limited liability company

By: /s/ John E. Carter
/s/ Lisa Collado	John E. Carter
Lisa Collado	CEO

/s/ Elizabeth Fay
Elizabeth Fay

SELLER:

2775 NORTHWOODS, LLC, a Georgia limited liability company

/s/ Mashall E. Siegel	By: /s/ R. Tyler Edgarton
Mashall E. Siegel	R. Tyler Edgarton
Managing Member
/s/ Susan Severino
Susan Severino

TITLE COMPANY JOINDER

The Title Company joins herein in order to evidence its agreement to perform the duties and obligations of the Title Company set forth herein and the accompanying escrow instructions and to acknowledge receipt, as of the date set forth below, of an original counterpart of this Contract signed by Seller and Purchaser. The Title Company acknowledges that any demand made by Purchaser for the return of the Earnest Money Deposit received on or before the last day of the Review Period need not be joined in by Seller in order to be effective.

Date: January 18, 2012

Chicago Title Insurance Company

By:	/s/ Hillary Fentress
Hillary Fentress
VP and Underwriting Counsel

SCHEDULE 3.03

LIST OF CERTAIN REVIEW ITEMS

TENANT INFORMATION

1.	Rent Roll – Rent roll including square footage, lease term, base rent and scheduled rent escalations.

2.	Lease Documents – All leases, lease addendum, lease amendments, subleases, commencement verification letters, the renovation plans submitted by Peak 10, Inc., and any other letter agreements related thereto.

3.	Tenant Financial Statements – most current copies of Tenant financial statements to the extent such financial statements are required to be provided pursuant to the Lease. Notwithstanding the forgoing, Seller agrees to use good faith efforts to obtain certified financial statements with a current date no later than ninety (90) days prior to the Effective Date, from each tenant.

OPERATING INFORMATION

4.	Historical Operating Statements – Three (3) years historical operating statements. Current YTD monthly operating statements.

5.	Service Contracts – Copies of all service, maintenance, leasing, management, and other contracts or agreements to be assumed by Buyer at closing.

6.	Tax Bills – Three (3) years historical real estate tax bills.

BUILDING INFORMATION

7.	Survey – Most recent property survey, if any.

8.	Building Plans – Comprehensive set of “As-Built” plans including all specialty plan subsets: Architectural, Structural, Mechanical, Plumbing, Electrical, Roof, and Landscape plans.

9.	Certificates of Occupancy – To the extent in Seller’s possession, copies of certificates of occupancy for the building shell(s) and all demised tenant spaces.

10.	Operating Permits, Licenses & Certifications – To the extent in Seller’s possession, copies of all licenses, permits, certifications, and other authorizations required for onsite operations including, without limitation, Sprinkler Certification(s), Fire Alarm Certification(s), Elevator Permits, Boiler Permit(s), Generator Permit(s), Infra-red Electrical Test(s), Fire Pump Permit(s), UST Permit(s), Back-Flow Certification(s); Swing Stage License(s), etc.

Schedule 3.03 - 1

11.	Warranties & Guaranties – All active warranties and guaranties for products installed and workmanship performed on the project.

12.	All zoning and land use information.

MISCELLANEOUS OTHER INFORMATION

13.	Title – All Title Reports (including copies of all documents noted as exceptions to title coverage), title policies and title commitments.

14.	Violations – Copies of any notices of violations from any agency or entity having public or private jurisdiction over the Property.

15.	Litigation – List of all litigation pending against the Property or the Seller relating to the Property.

16.	Insurance Documents – Current certificate of property insurance and certificate of liability insurance.

17.	Tenant Improvements. Description of improvements and costs paid for by Tenants for any Tenant improvements.

Schedule 3.03 - 2

EXHIBIT A

LEGAL DESCRIPTION

Property Address: 2775 Northwoods Parkway, Norcross, GA 78745

All that tract or parcel of land containing 3.222 acres lying and being in Land Lot 256 of the 6th District of Gwinnett County, Georgia, and being more fully described as follows:

Beginning at a concrete monument found at the Southerly end of a miter of the right-of-way intersection of the Northeasterly right-of-way of Langford Road, a right-of-way of varying widths (at this point being a 100 foot right-of-way), with the Southeasterly right-of-way of Northwoods Parkway, a right-of-way of varying widths; thence along said right-of-way and miter North 06 degrees 07 minutes 42 seconds East a distance of 19.41 feet to a 1/2 inch rebar pin found on said Southeasterly right-of-way of Northwoods Parkway; thence along said right-of-way of Northwoods Parkway North 49 degrees 24 minutes 00 seconds East a distance of 69,97 feet to a point; thence continuing along said right-of-way along a curve to the left having a radius of 507.47 feet an arc distance of 62.44 feet (said arc being subtended by a chord bearing North 45 degrees 52 minutes 30 seconds East a distance of 62.40 feet) to a point; thence continuing along said right-of-way North 42 degrees 21 minutes 00 seconds East a distance of 65.55 feet to a point; thence continuing along said right-of-way along a curve to the right having a radius of 447.46 feet an arc distance of 108.07 feet (said arc being subtended by a chord bearing North 49 degrees 16 minutes 00 seconds East a distance of 107.81 feet) to a point; thence continuing along said right-of-way North 56 degrees 11 minutes 15 seconds East a distance of 250.36 feet to a point; thence continuing along said right-of-way along a curve to the left having a radius of 600.00 feet an arc distance of 172.43 feet (said arc being subtended by a chord bearing North 51 degrees 22 minutes 45 seconds East a distance of 171.84 feet) to a point; thence continuing along said right-of-way North 39 degrees 57 minutes 45 seconds East a distance of 16.73 feet to a nail found and the TRUE POINT OF BEGINNING.

From the TRUE POINT OF BEGINNING thus established thence continuing along said right-of-way North 39 degrees 57 minutes 45 seconds East a distance of 359.64 feet to a 1/2 inch rebar pin found; thence leaving said right-of-way South 40 degrees 35 minutes 30 seconds East a distance of 425.22 feet to a 5/8 inch rebar pin found on the Northwesterly right-of-way of a 200 foot right-of-way of Southern Railroad; thence along said Railroad right-of-way South 49 degrees 24 minutes 30 seconds West a distance of 354.54 feet to a 1/2 inch rebar pin found; thence leaving said right-of-way North 40 degrees 37 minutes 32 seconds West a distance of 366.20 feet to a nail found on aforesaid Southeasterly right-of-way of Northwoods Parkway and the TRUE POINT OF BEGINNING.

Said property shown on that certain ALTA/ACSM Land Title Survey for 2775 Northwoods, LLC, The Private Bank, and Commonwealth Land Title Insurance Company, prepared by George H. Pinion, Georgia Registered Land Surveyor No. 1606, of Brock Design Group, Inc., dated July 24, 2001, last revised July 12, 2007.

TOGETHER WITH those certain covenants, easements, charges and assessments contained in that certain Declaration of Covenants and Easements by and between Crow-Childress-Mobley #2, a Texas limited partnership, and Crow-Childress-Mobley #7(A), a Texas limited partnership, dated June 26, 1986, recorded in Deed Book 3985, page 95, Gwinnett County, Georgia records.

A - 1

EXHIBIT B

LIMITED WARRANTY DEED

[To be conformed to the laws of where the Property is located.]

After recording should be returned to:

Name:                                              , Esquire

Address:

(Space Reserved for Clerk of Court)

Parcel I.D. No.

LIMITED WARRANTY DEED

THIS LIMITED WARRANTY DEED is made and entered into as of the             day of                     , 20         by                                         , a                                                           (“Grantor”), whose mailing address is                                         ,                             ,                     ,             , to                                 , a                          (“Grantee”), whose taxpayer identification number is and whose mailing address is                                                              . Wherever used herein, the terms “Grantor” and “Grantee” shall include all of the parties to this instrument and their successors and assigns.

W I T N E S S E T H:

GRANTOR, for and in consideration of Ten and No/100 Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, has granted, bargained and sold, and by these presents does hereby grant, bargain and sell to Grantee and Grantee’s heirs, successors and assigns forever, the following described land situate and being in                      County,                      (the “Property”), to wit:

SEE EXHIBIT “A” ATTACHED HERETO AND MADE A PART

HEREOF

TOGETHER WITH all the tenements, hereditaments and appurtenances thereunto belonging or in anywise appertaining.

THIS CONVEYANCE is subject to those matters set forth on Exhibit “B” attached hereto and made a part hereof.

TO HAVE and to hold the same in fee simple forever.

GRANTOR hereby covenants with Grantee that it is lawfully seized of the Property in fee simple, that it has good right and lawful authority to sell and convey the Property, that it hereby fully warrants the title to the Property and will defend the same against the lawful claims of all persons claiming by, through or under Grantor, but no others.

IN WITNESS WHEREOF, Grantor has hereunto set its hand and seal as of the day and year first above written.

WITNESSES:	, a

By:
Print Name:	Print Name:
Title:
Print Name:

[CORPORATE SEAL]

Address:
STATE OF )
) ss:
COUNTY OF )

The foregoing instrument was acknowledged before me this                     day of                     , 20            by                                     , as                             of                         corporation, on behalf of the corporation. They/he/she are/is personally known to me or produced                         as identification.

[Notarial Seal]
Notary Public, State of
Print Name:
My Commission Expires:

EXHIBIT A

To Limited Warranty Deed

PROPERTY DESCRIPTION

EXHIBIT C

BLANKET CONVEYANCE, BILL OF SALE AND ASSIGNMENT

THE STATE OF §
§	KNOW ALL MEN BY THESE PRESENTS:
COUNTY OF §

That concurrently with the execution and delivery hereof, 2775 NORTHWOODS, LLC, a Georgia limited liability company (“Assignor”), is conveying to                     , a                      (“Assignee”), by Limited Warranty Deed (the “Deed”), those certain tracts of land more particularly described on Exhibit A attached to the Deed and made a part thereof for all purposes (the “Property”). Unless otherwise defined herein, all initially capitalized terms shall have the respective meanings ascribed to such terms in that certain Purchase Agreement dated                     , 20        , by and between Assignor and Assignee with respect to the conveyance of the Property.

It is the desire of Assignor hereby to assign, transfer and convey to Assignee, subject, however, to those certain matters more particularly described on Exhibit B attached to the Deed thereto and made a part thereof for all purposes (collectively, the “Permitted Encumbrances”), all Improvements, and all of Assignor’s right, title and interest in and to all Personal Property, and Intangible Property, including, without limitation, those items more particularly described on Exhibit A attached hereto and made a part hereof for all purposes (collectively, the “Assigned Properties”); provided, however, the Assigned Properties shall not be deemed to include, Assignee shall have no liability under, and Assignor shall remain solely liable and responsible for, the contracts and other matters set forth on Exhibit B attached hereto and made a part hereof for all purposes (collectively, the “Non-Assigned Properties”).

NOW, THEREFORE, in consideration of the receipt of Ten and No/100 Dollars ($10.00) and other good and valuable consideration, in hand paid by Assignee to Assignor, the receipt and sufficiency of which are hereby acknowledged and confessed by Assignor, Assignor does hereby BARGAIN, ASSIGN, TRANSFER, SET OVER, CONVEY and DELIVER to Assignee, its successors, legal representatives and assigns, subject to the Permitted Encumbrances, and all of Assignor’s right, title and interest in and to all of the Assigned Properties.

TO HAVE AND TO HOLD the Assigned Properties, together with any and all rights and appurtenance thereto in anywise belonging to Assignor unto Assignee, its successors and assigns FOREVER, and Assignor does hereby bind itself and its successors to WARRANT AND FOREVER DEFEND all and singular the Assigned Properties, subject to the Permitted Encumbrances, unto Assignee, its successors and assigns, against every person lawfully claiming or to claim the same or any part thereof by, through or under Assignor, but not otherwise. Assignee, by its acceptance hereof, hereby assumes all obligations of Assignor arising with respect to the Assigned Properties from and after the date hereof, but not otherwise.

C - 1

Assignor indemnifies Assignee from any claims applicable to the Assigned Properties with respect to the period prior to the date hereof. Assignee indemnifies Assignor from any claims applicable to the Assigned Properties with respect to the period from and after the date hereof.

IN WITNESS WHEREOF, Assignor has executed this instrument as of (but not necessarily on this              day of                     , 20        .

WITNESSES:	ASSIGNOR:

2775 NORTHWOODS, LLC, a Georgia
limited liability company

By:
Print Name:	Print Name:
Title:
Print Name:

ASSIGNEE:

, a

By:
Print Name:	Print Name:
Title:
Print Name:

C - 2

EXHIBIT D

ASSIGNMENT AND ASSUMPTION OF LEASES

THE STATE OF §
§	KNOW ALL MEN BY THESE PRESENTS:
COUNTY OF §

THAT, 2775 NORTHWOODS, LLC, a Georgia limited liability company (“Assignor”) hereby transfers, assigns and sets over unto                     , a                      (“Assignee”), all of Assignor’s right, title and interest as “Landlord” in and to any and all leases (the “Leases”) with tenants demising space in the premises (the “Premises”) described in Exhibit A attached hereto and made a part hereof for all purposes, and the Leases, together with all amendments thereto and modifications thereof, are more particularly described on the rent roll attached hereto as Exhibit B and made a part hereof for all purposes.

TO HAVE AND TO HOLD the Leases, together with any and all security deposits, prepaid rents, rights and appurtenances thereto in anywise belonging to Assignor unto Assignee, its successors, legal representatives and assigns FOREVER, and Assignor does hereby bind itself and its successors and assigns to WARRANT AND FOREVER DEFEND all and singular the ownership of the landlord’s interest in the Leases unto Assignee, its successors, and assigns, against every person whomsoever lawfully claiming or to claim the same or any part thereof by, through or under Assignor, but not otherwise.

Assignor indemnifies and agrees to hold Assignee harmless from and against any loss, cost, damage or expense incurred by Assignee and arising from or in connection with any liabilities or obligations of the landlord under the Leases (including specifically, without limitation, the liabilities and obligations of the landlord under the Leases with respect to security deposits) attributable to the period prior to the date hereof and Assignor shall be solely liable for such liabilities and obligations.

Assignee, by its acceptance hereof, agrees to assume and indemnify and hold Assignor harmless from and against all liabilities and obligations of the landlord under the Leases (including specifically, without limitation, the liabilities and obligations of the landlord under the Leases with respect to security deposits, the receipt of which Assignee acknowledges was made by credit to Assignee to the extent shown on the closing statement for Assignee’s acquisition of the Premises) to the extent same arise or are otherwise attributable to the period from and after the date hereof, but not otherwise; provided, however, (a) Assignee shall have no liability to indemnify and hold Assignor harmless from and against any liability or obligation arising under the Leases prior to the date hereof even though same may be subject to a claim brought after the date hereof; and (b) Assignee shall have no liability for the payment of any tenant finish costs or leasing commissions attributable to any of the Leases (including any commissions payable in connection with any renewal or expansion thereof) except as and to the extent expressly set forth on Exhibit C attached hereto and made a part hereof for all purposes, but not otherwise.

D - 1

IN WITNESS WHEREOF, Assignor has executed this instrument as of (but not necessarily on) this                     day of                     , 20        .

WITNESSES:	ASSIGNOR:

2775 NORTHWOODS, LLC, a Georgia
limited liability company

By:
Print Name:	Print Name:
Title:
Print Name:

ASSIGNEE:

, a

By:
Print Name:	Print Name:
Title:
Print Name:

D - 2

EXHIBIT E

FIRPTA AFFIDAVIT

THE STATE OF §
§	KNOW ALL MEN BY THESE PRESENTS:
COUNTY OF §

Section 1445 of the Internal Revenue Code provides that a transferee of a U.S. real property interest must withhold tax if the transferor is a foreign person. To inform                      (“Transferee”) that withholding of tax is not required upon the disposition of a U.S. real property interest by                      “Transferor”), Transferor hereby certifies the following:

1.	Transferor is not a foreign corporation, foreign partnership, foreign trust or foreign estate (as those terms are defined in the Internal Revenue Code and Income Tax Regulations);

2.	Transferor’s U.S. employer identification number is: ;

3.	Transferor is not a “disregarded entity” as defined in IRS Regulation 1.1445-2(b)(iii); and

4.	Transferor’s office address is .

Transferor understands that this certification may be disclosed to the Internal Revenue Service by the Transferee and that any false statement contained herein could be punished by fine, imprisonment, or both.

Under penalties of perjury I declare that I have examined this certification and to the best of my knowledge and belief it is true, correct, and complete, and I further declare that I have authority to sign this document.

EXECUTED as of (but not necessarily on) this             day of                     , 20        .

TRANSFEROR:
, a

By:
Name:
Title:

E - 1

SWORN TO AND SUBSCRIBED BEFORE ME this              day of                     , 20        .

[Notarial Seal]	Notary Public, State of
Print Name:
My Commission Expires:

E - 2

EXHIBIT F

TENANT ESTOPPEL CERTIFICATE

Attention:

Re:	Lease dated , between or its predecessor in interest (“Landlord”) and (“Tenant”) for Suite (the “Premises”) located at (the “Property”)

Ladies and Gentlemen:

The undersigned, the Tenant under the referenced Lease, hereby certifies and confirms to and agrees with                     ,                      [IF KNOWN, INSERT NAME OF ULTIMATE PURCHASING ENTITY], and their successors and assigns (collectively, “Buyer”), any lender of Buyer, and such lender’s successors and assigns (collectively, “Lenders”) and Landlord as follows:

1. A true, correct and complete copy of the lease Tenant has entered into and all amendments to the lease and all other agreements modifying or supplementing the lease are attached hereto as Exhibit 1 and incorporated herein by reference (collectively, the “Lease”). The Lease is the sole agreement between Landlord and Tenant relating in any way to the Premises and the Property, and there are no other agreements, oral or written, between Landlord and Tenant relating to the Premises or the Property.

2. The term of the Lease commenced on                     ,             , and shall expire on                     ,             . Tenant has no right to terminate the Lease prior to its stated expiration other than as specifically set forth in the Lease with respect to casualty and condemnation.

3. The current fixed monthly rent under the Lease is $                , and Tenant has paid rent under the Lease through and including                 , 200_. The Lease provides for Tenant to pay all operating expenses, real estate taxes, insurance premiums, and all costs of utilities for the Premises. [MAY NEED MODIFICATION IF TENANT PAYS UTILITIES DIRECTLY.].

4. The amount of the security deposit being held by Landlord is $                .

5. The number of rentable [LEASEABLE] square feet included with the Premises is approximately                 .

6. No monetary obligations of Tenant under the Lease, including, without limitation, rent have been prepaid, except as follows:                                         .

7. The Landlord has fulfilled all of its obligations under the Lease to date, including without limitation (i) completion of the improvements and the space required to be completed by Landlord to date according to the Lease in accordance with the plans and specifications therefore approved by Tenant and (ii) all Tenant finish and other construction costs or allowances payable by Landlord have been paid and no such costs are payable hereafter under the Lease. As of the date of this certificate, Tenant has no knowledge of any violations of any exclusive use, co-tenancy, parking ratio or similar restrictions set forth in the Lease.

8. There are no existing defenses which Tenant has against enforcement of the Lease by Landlord. Tenant has not advanced any funds by or on behalf of Landlord, and Tenant is not entitled to any credit, offset or reduction in rent. There exists no default under the Lease. Tenant has not given Landlord notice of its intention to vacate the Premises prior to the end of the term of the Lease and no controversy or dispute exists between Landlord and Tenant. Tenant’s interest under the Lease has not been assigned, by operation of law or otherwise, and no sublease, concession agreement or license covering the Premises or any portion thereof has been entered into by Tenant, except as follows:                                                                          .

9. Tenant is actually using the Premises for the following purposes:                                                  .

10. Landlord has not granted to Tenant any free rent periods or tenant improvement contributions under the Lease, and Landlord is not reimbursing Tenant or paying Tenant’s rent obligations under any other lease, except:                                                                      .

11. Tenant has no options to expand, or extend the term of the Lease, or an option or preferred right or right of first refusal to purchase any portion of the Property except:                                                             .

12. There are no actions, whether voluntary or otherwise, pending against Tenant under the bankruptcy laws of the United States or any state thereof.

13. The person executing this estoppel certificate on behalf of Tenant hereby certifies that he/she has knowledge of the matters stated herein and has the authority to execute this estoppel certificate on behalf of Tenant.

14. Tenant acknowledges that, if Buyer or its assigns acquire the Premises, the landlord’s interest in the Lease will be assigned to Lenders, as security for a mortgage loan to be made by Lenders, encumbering the Premises, and confirms that said assignment does not constitute a default under the Lease. Tenant hereby agrees that the subordination and attornment provisions of the Lease shall apply for the benefit of Lenders, and their respective successors and assigns, with respect to any mortgage loan, and all extensions, renewals, increases and modifications thereof.

The undersigned understands that Buyer or its assigns is acquiring the Premises and Lenders, will make a mortgage loan secured by the Premises, each in reliance upon the certifications and agreements set forth herein, and agrees that Buyer, Lenders, and their respective successors and assigns may rely upon the certifications and agreements for that purpose. The undersigned agrees that Lenders, may assign this estoppel and any of Lender’s rights hereunder to any assignee of Lender’s note and mortgage or to any purchaser of the Premises at a foreclosure sale or to any purchaser of the Premises from such Lender.

IN WITNESS WHEREOF, the undersigned Tenant has executed and delivered this Estoppel Certificate as of the             day of                     , 20            .

By:
Print Name:
Title:

[DELETE WHERE NO GUARANTY EXISTS: The undersigned Guarantor(s) of the Lease hereby certify to Buyer, Lender and their respective successors and assigns as of the date hereof that their guaranty of the Lease (the “Guaranty”) is in full force and effect and has not been amended or modified and that the undersigned Guarantor(s) have no claims or defenses under the Guaranty or otherwise with respect to their performance in full of all terms, covenants and conditions of the guaranty. Further, Guarantor(s) agrees that in the event Lenders or a purchaser at any foreclosure sale shall succeed to the interest of Landlord under the Lease, Lenders or a purchaser at foreclosure sale shall have the same rights and remedies as Landlord under the Guaranty; provided, however, that Lenders or a purchaser at foreclosure sale shall not be subject to any offsets, defenses or any other claims which Guarantor(s) may then have (whether known or unknown) as a result of the acts or omissions to act of any prior landlord (including Landlord), Tenant or any other party Guarantor(s) agrees that, if Lenders makes a mortgage loan secured by the Premises, the Guaranty will not be amended, modified or terminated without Lender’s prior written consent.]

By:
Print Name:
Title:

EXHIBIT G

TENANT NOTIFICATION LETTER

                    , 20

[Name and Address of Tenant]

Re:

Dear Tenant:

Please be advised that:

1.                          (“Purchaser”) has purchased the captioned property (the “Property”) from                             (“Seller”).

2. In connection with such purchase, Seller has transferred your security deposit in the amount of $                        (the “Security Deposit”) to Purchaser. Purchaser specifically acknowledges the receipt of and sole responsibility for the return of the Security Deposit.

3. All rental and other payments that become due subsequent to the date hereof should be payable to Purchaser and should be delivered to the following address:

c/o

Attention:

4. Copies of any notices to landlord under your lease should be delivered to the following address:

Attention:

[Signature page follows.]

G - 1

WITNESSES:	PURCHASER:

________________________, a
_______________________

By:
Print Name:	Print Name:
Title:

Print Name:

SELLER:

___________________________, a
_______________________

By:
Print Name:	Print Name:
Title:

Print Name:

G - 2

EXHIBIT H

DISCLOSURE SCHEDULE

Seller discloses the following items with regards to its representations, warranties and covenants set forth in Article IX of this Contract.

[TO BE COMPLETED BY SELLER, AS APPROPRIATE]

SELLER AGREES THAT ATTACHMENT OF THIS SCHEDULE TO THIS CONTRACT DOES NOT INDICATE PURCHASER’S ACCEPTANCE OF THE ABOVE ITEMS NOR MODIFY OR OTHERWISE WAIVE ANY OF PURCHASER’S RIGHTS UNDER THIS CONTRACT, INCLUDING PURCHASER’S RIGHT, FOR ANY OR NO REASON, TO TERMINATE THIS CONTRACT DURING THE REVIEW PERIOD.

H - 1

EXHIBIT I

CERTIFICATE OF ESTOPPEL

RE:	(A) Declaration of Covenants, Conditions, Reservations and Restrictions for Northwoods, Gwinnett County, Georgia, by Crow-Childress-Mobley #2, a Texas limited partnership, dated as of March 18, 1983, filed March 23, 1983, recorded in Deed Book 2524, page 677, aforesaid records (as amended from time to time, the “Declaration”); and

(B) Property consisting of approximately 3.22 acres of land located in Land Lot 256 of the 6th District of Gwinnett County, Georgia (the “Property”), as described in Exhibit A, attached hereto and made a part hereof.

1. The undersigned, Kevin Coughlin, is the Secretary/Treasurer of Northwoods/Atlanta, Inc., the Owner’s Association established pursuant to paragraph 1.4 of the Declaration (the “Association”), and warrants and represents that he/she has personal knowledge of the facts set forth in this instrument and that he/she has full power and authority to execute this instrument and make the statements herein contained.

2. The undersigned states that there are no unpaid assessments arising under the Declaration and owing to the Association with respect to the Property, and that, to the best of his/her knowledge, there are no defaults or violations under the provisions of the Declaration existing with respect to the Property as of the date hereof.

3. Assessments under the Declaration for years prior to             and for the period January 1,             through June __,             with respect to the Property have been paid. The current assessments for the period from July __,             to September 30,             are $            .

4. The undersigned has executed this Certificate with the understanding that purchasers and lenders shall rely upon the representations and certifications contained herein.

[Signature page follows.]

I - 1

IN WITNESS WHEREOF, the undersigned has executed this instrument under seal this             day of             , 20__.

NORTHWOODS/ATLANTA, INC., a Georgia non-profit corporation

By:
Kevin Coughlin
Secretary/Treasurer

On this             day of             , 20__, before me, the undersigned notary public, personally appeared Kevin Coughlin proved to me through satisfactory evidence of identification, which was personally known to be the person whose name is signed on the preceding or attached document, and acknowledged to me that (he) (she) signed it voluntarily for its stated purpose as the Secretary for Northwoods/Atlanta, Inc., a corporation.

Signature of Notary
Print Name:
Notary Public for

My commission expires:

(Seal)

I - 2

EXHIBIT J

FORM OF SEC S-X 3-14 LETTER

We are providing this letter in connection with your audit of the historical statement of certain revenues and certain expenses of [], located at [] (the “Property”) for the purpose of expressing an opinion as to whether the historical statement presents fairly, in all material respects, certain revenues and certain expenses for the year ended December 31, 20[ ] of the Property on the basis of cash receipts and disbursements, which is a comprehensive basis of accounting other than accounting principles generally accepted in the United States of America. We confirm that we are responsible for the following:

a. The fair presentation in the historical statement of certain revenues and certain expenses on the basis of cash receipts and disbursements, which is a comprehensive basis of accounting other than accounting principles generally accepted in the United States of America.

b. The design and implementation of programs and controls to prevent and detect fraud.

We confirm, to the best of our knowledge and belief, the following representations made to you during your audit.

i. The financial statements referred to above are fairly presented on the basis of cash receipts and disbursements, which is a comprehensive basis of accounting other than accounting principles generally accepted in the United States of America.

ii. We have made available to you all financial records and related data.

iii. We have no knowledge of any fraud or suspected fraud affecting the Property involving (1) management, (2) employees or (3) others where the fraud could have a material effect on the financial statements.

iv. We have no knowledge of any allegations of fraud or suspected fraud affecting the Property received in communications from employees, former employees, analysts, regulators, short sellers, or others.

v. There are no unasserted claims or assessments that legal counsel has advised us are probable of assertion and must be disclosed in accordance with Statement of Financial Accounting Standards No. 5, Accounting for Contingencies.

vi. Related-party transactions have been appropriately identified, properly recorded, and disclosed in the financial statements.

J - 1

vii. No events have occurred subsequent to December 31, 20[ ] that require consideration as adjustments to or disclosures in the financial statements.

(CEO Signature and Title)	(CFO Signature and Title)

J - 2

EXHIBIT K

PERMITTED EXCEPTIONS

1.	General and special taxes and assessments for the year 2012 and subsequent years, not yet due and payable.

2.	Easement for Right-of-Way from John Beauchamp Armistead, Stanley W. Armistead, Ann Armistead Bearse and Carol Armistead Parrent to Georgia Power Company, dated April 23, 1966, filed July 27, 1966, recorded in Deed Book 257, page 691, Gwinnett County, Georgia records.

3.

Declaration of Covenants, Conditions, Reservations and Restrictions for Northwoods, Gwinnett County, Georgia, by Crow-Childress-Mobley #2, a Texas limited partnership, dated as of March 18, 1983, filed March 23, 1983, recorded in Deed Book 2524, page 677, aforesaid records; as amended by First Amendment to Declaration of Covenants, Conditions, Reservations and Restrictions for Northwoods, Gwinnett County, Georgia, by Crow-Childress-Mobley #2, a Texas limited partnership, dated as of March 18, 1983, filed April 20, 1983, recorded in Deed Book 2540, page 30, aforesaid records; as further amended by Second Amendment to Declaration of Covenants, Conditions, Reservations and Restrictions for Northwoods, Gwinnett County, Georgia, by and between Crow¬Childress-Mobley #2, a Texas limited partnership, and Crow-Childress-Mobley #7(A), a Texas limited partnership (collectively, the owners of 75% of the total number of acres), and Crow-Childress-Mobley #2, a Texas limited partnership (as the Declarant), dated June 25, 1986, filed for record June 26, 1986, recorded in Deed Book 3630, page 94, aforesaid records; as further amended by Third Amendment to Declaration of Covenants, Conditions, Reservations and Restrictions for Northwoods, Gwinnett County, Georgia, by and between Crow-Childress-Mobley #2, a Texas limited partnership, and Crow-Childress-Mobley #7(A), a Texas limited partnership (collectively, the owners of 75% of the total number of acres), and Crow-Childress-Mobley #2, a Texas limited partnership (as the Declarant), dated March 6, 1987, filed March 12, 1987, recorded in Deed Book 4164, page 328, aforesaid records; as the rights of Declarant are assigned by Limited Warranty Deed from Crow-Childress-Mobley #2, a Texas limited partnership, to Northwoods/Atlanta, Inc., a Georgia corporation, dated May 29, 1989, filed June 8, 1989, recorded in Deed Book 5509, page 317, aforesaid records; as further amended by Fourth Amendment to Declaration of Covenants, Conditions, Reservations and Restrictions for Northwoods, Gwinnett County, Georgia, by and among Crow-C-Mobley #2, a Texas limited partnership, Crow-C- Mobley #2(A) Limited Partnership, a Texas limited partnership, Crow-C-Mobley #7(A), a Texas limited partnership, Crow-C-Mobley #7(A)(I) Limited Partnership, a Texas limited partnership, Atlanta Business Service-Northeast No. 1 Limited Partnership, a Texas limited partnership, J. Robert Mobley, J. McDonald Williams, Joel C. Peterson, Harlan R. Crow, Trammell Crow Foundation, a Texas general partnership, Trammell Crow Partners, Ltd., a Texas

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limited partnership, Trammell Crow Company Employees, Inc., a Texas corporation, Northwoods/Atlanta, Inc., a Georgia corporation, and GEC Avionics, Inc., a New York corporation (the foregoing being owners of 75% of the total number of acres), and Northwoods/Atlanta, Inc., a Georgia corporation (as Declarant), dated May 30, 1989, filed June 28, 1989, recorded in Deed Book 5540, page 46, aforesaid records; as supplemented by Supplement to Declaration of Covenants, Conditions, Reservations and Restrictions for Northwoods, Gwinnett County, Georgia by Northwoods/Atlanta, Inc., a Georgia corporation, dated July 14, 1989, filed August 8, 1989, recorded in Deed Book 5602, page 309, aforesaid records.

4.	Easement from Crow-Childress-Mobley #7A to Georgia Power Company, dated June 18, 1985, filed July 11, 1985, recorded in Deed Book 3092, page 350 aforesaid records.

NOTE: A containment letter has been obtained from Georgia Power Company stating that Georgia Power Company claims no further interest in the Easements described herein except the right to operate, maintain, rebuild and renew its existing facilities within its presently maintained rights of way.

5.	Declaration of Covenants and Easements by and between Crow-Childress-Mobley #2, a Texas limited partnership, and Crow-Childress-Mobley #7(A), a Texas limited partnership, dated June 26, 1986, filed December 17, 1986, recorded in Deed Book 3985, page 95, aforesaid records.

6.	Covenants, conditions, restrictions, building lines, drainage easements, ingress and egress area of 0.426 acres and 125 foot Georgia Power right of way as disclosed by Final Subdivision Map for Crow-Childress-Mobley #2, a Texas limited partnership, recorded in Plat Book 39, page 201, aforesaid records, re-filed December 20, 1995, re-recorded in Plat Book 68, page 274, aforesaid records.

7.	All matters disclosed on that certain ALTA/ACSM Land Title Survey for 2775 Northwoods, LLC, American Family Life Insurance Company, Dewitt Ross & Stevens S.C. and Commonwealth Land Title Insurance Company, prepared by Georgia H. Pinion, Georgia Registered Land Surveyor No. 1606, of McKim & Creed, P.A., dated July 24, 2001, last revised April 29, 2010.

8.	Lease Agreement between 2775 Northwoods, LLC, as Landlord, and Peak 10, Inc., as Tenant, dated August 7, 2007, unrecorded; as affected by that certain Subordination, Non-Disturbance and Attornment Agreement between 2775 Northwoods, LLC, Peak 10, Inc. and American Family Life Insurance Company, dated June 23, 2010, unrecorded.

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